Unify Reports Third Quarter 2004 Results

     SACRAMENTO, Calif.--(BUSINESS WIRE)--Feb. 24, 2004--

           Year-to-Date Software License Revenues Increase 4 Percent; Unify NXJ Momentum Continues With 56 NXJ Customers to Date

     Unify Corporation (OTCBB:UNFY) today announced financial results for the third quarter of fiscal 2004 ended Jan. 31, 2004.
     Total revenues in the third quarter were $2.6 million, a 23 percent decrease, compared to total revenues of $3.4 million for the third quarter of fiscal 2003. Third quarter software license revenues were $1.2 million, a decrease of 35 percent compared to $1.8 million for the same period last year.
     "The decline in revenue was due to a reduction in Unify's enterprise products revenue caused by delayed timing in closing several large transactions, as compared to three large enterprise transactions that were closed during Q3 last year," said Todd Wille, president and CEO of Unify. "We believe this is a timing issue and not a negative trend in the enterprise product line overall. Our support renewals among this customer base, a key measure of customer retention, remain strong."
     Net loss for the third quarter was ($470,000), or ($0.02) loss per share, compared to net income of $306,000, or ($0.01) earnings per share, in the third quarter of the prior year. Gross margin for the quarter was 80 percent, compared to 88 percent in the same period last year.
     The Company had $2.8 million in cash and cash equivalents at Jan. 31, 2004, up from $2.6 million at January 31, 2003, but down from $3 million as of April 30, 2003. Stockholders' equity at January 31, 2004 was $1.3 million, compared to $1.3 million at January 31, 2003, and compared to $1.5 million at April 30, 2003.
     "During the quarter we saw significant momentum on the Unify NXJ front. What really stands out is the number of repeat NXJ customer deals and larger transaction sizes among the 17 contracts closed this quarter, the enthusiastic reception from customers and prospects of the NXJ 10 application platform and the increasing NXJ sales activity and pipeline growth," Wille added.
     For the nine months ended January 31, 2004, total revenues were $8.7 million, down three percent, compared to $9.0 million for the same nine-month period last year. GAAP net loss for the first nine months was ($553,000) or ($0.03) loss per share, compared to a GAAP net loss of ($64,000) or ($0.00) loss per share for the first nine months of last year. On a Non-GAAP basis, net loss for the first nine months was ($68,000), compared to a Non-GAAP net loss of ($146,000) for same nine-month period last year. Non-GAAP net income excludes severance charges, write-down of the Company's investments and other special charges (recoveries).


Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss):

                                                    Nine       Nine
                            Quarter    Quarter     Months     Months
                             Ended      Ended       Ended      Ended
                            Jan 31,    Jan 31,     Jan 31,    Jan 31,
                             2004       2003         2004       2003

GAAP Net Income (Loss)      ($470,000) $306,000  ($553,000)  ($64,000)

Adjustments :
   Severance Charges                               200,000
   Write-down of Other
    Investments                          30,000    175,000     50,000
   Special Charges
    (Recoveries)(1)             8,000              110,000   (132,000)
                            ---------- --------- ---------- ----------

Non-GAAP Net Income (Loss)  ($462,000) $336,000   ($68,000) ($146,000)
                            ========== ========= ========== ==========

(1) Special charges (recoveries) related primarily to litigation expenses

     During the third quarter, Unify:

     -- Earned business from several new and long-standing customers including Administrative Systems Inc., Business Console Ltd., BMW Lease BV, Celebrity Software, Credit Lyonnais Singapore, Fannie Mae, Fourstar Meat Co., GE Medical Systems Information Technologies, Layher, PFU Tokyo, State of Vermont and Vinci Park.

     -- Closed 17 Unify NXJ transactions with a significant increase in average selling price.

     -- Brought the total number of Unify NXJ customers to 56 since launch of the product.

     --   Hired a new sales director and a new sales representative.

     -- Launched the Unify NXJ 10 Application Platform Suite with business process management, reporting, forms processing, portal and portal integration, and enterprise application integration components, providing a comprehensive business process automation solution with an increasing average selling price.

     Business Outlook

     The Company anticipates that software licenses revenue will grow eight to 12 percent for fiscal 2004, compared to fiscal year 2003. However, given the continued year-to-date shortfall in consulting revenues for fiscal 2004, as compared to fiscal 2003, the Company expects fiscal 2004 total revenues to be flat to two percent growth, as compared to last fiscal year.

     Conference Call

     Unify will hold its quarterly conference call, open to all interested parties, on Feb. 24, 2004, beginning at 2 p.m. Pacific Time. Listeners should dial 877-692-2592 prior to the start of the conference call. The conference call will also be Webcast. Online listeners should visit www.unify.com/investors prior to the start of the call for login information. A replay of the conference call will be available until March 10, 2004 by dialing 877-519-4471 and entering the passcode 4489549.

     About Unify

     Unify Corporation is a global enterprise software company. Leveraging 23 years of software innovation to more than 2,000 customers and 300 ISV partners worldwide, Unify delivers the market's only comprehensive, vendor-independent application platform that is easy, powerful and open. Customers include bioMerieux, Inc., Credit Lyonnais, Citigroup Inc., G.E. Medical Systems Information Technologies, GlaxoSmithKline, Heineken, PCN, and Travel Centers of America. Founded in 1980, Unify is headquartered in Sacramento, Calif., and has offices in the UK and France, in addition to a worldwide network of distributors. Visit Unify at www.unify.com.

     This press release contains "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by our forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the computer and software industries, domestically and worldwide, the Company's ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company's relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company's ability to attract and retain employees in key positions. In addition, Unify's forward looking statements should be considered in the context of other risks and uncertainties discussed in our SEC filings available for viewing on its web site at "Investor Relations," "SEC filings" or from the SEC at www.sec.gov.

     Note to Editors: Trademarks

     Unify is a registered trademark of Unify Corporation. Unify NXJ is a trademark of Unify Corporation. Other brands or product names shown are trademarks of their respective owners.


                           UNIFY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                                     January    April
                                                        31,       30,
                                                       2004      2003
                      Assets
Current assets:
 Cash and cash equivalents                         $  2,753  $  3,030
 Accounts receivable, net                             2,977     2,504
 Prepaid expense & other current assets                 463       290
                                                    --------  --------
     Total current assets                             6,193     5,824

Property and equipment, net                             341       345
Other investments                                       214       392
Other assets                                            236       114
                                                    --------  --------
     Total assets                                  $  6,984  $  6,675
                                                    ========  ========

       Liabilities and Stockholders' Equity
Current liabilities:
 Account payable                                   $    496  $    556
 Current portion of long term debt                      266       200
 Other accrued liabilities                              923       822
 Accrued compensation and related expenses              703       652
 Deferred revenue                                     3,305     2,936
                                                    --------  --------
     Total current liabilities                        5,693     5,166

Long-term debt                                            -         -

Commitments and contingencies

Stockholders' equity:
 Common stock                                            22        21
 Additional paid in capital                          59,505    59,339
 Note receivable from stockholder                         0       (60)
 Accumulated other comprehensive loss                   181       (43)
 Accumulated deficit                                (58,417)  (57,748)
                                                    --------  --------
     Total stockholders' equity                       1,291     1,509
                                                    --------  --------
        Total liabilities and stockholders' equity $  6,984  $  6,675
                                                    ========  ========


                           UNIFY CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                       Three Months    Nine Months
                                            Ended           Ended
                                        January 31,     January 31,
                                         2004    2003    2004    2003
                                       ------- ------- ------- -------
Revenues:
 Software Licenses                    $ 1,185 $ 1,825 $ 4,427 $ 4,273
 Services                               1,459   1,609   4,322   4,730
                                       ------- ------- ------- -------
   Total revenues                       2,644   3,434   8,749   9,003
                                       ------- ------- ------- -------

Cost of Revenues:
 Software licenses                        226      72     413     206
 Services                                 302     324     950     863
                                       ------- ------- ------- -------
  Total cost of revenues                  528     396   1,363   1,069

  Gross margin                          2,116   3,038   7,386   7,934
                                       ------- ------- ------- -------

Operating Expenses:
 Product development                      618     971   2,297   3,160
 Selling, general and administrative    1,960   1,722   5,344   4,904
 Write-down of other investments            0      30     175      50
 Special charges (recovery)                 8       0     110    (132)
                                       ------- ------- ------- -------
  Total operating expenses              2,586   2,723   7,926   7,982
                                       ------- ------- ------- -------

   Income (loss) from operations         (470)    315    (540)    (48)
Other income (expense), net                (4)     (2)     (7)      4
                                       ------- ------- ------- -------
   Income (loss) before income taxes     (474)    313    (547)    (44)
Provision (recovery) for income taxes      (4)      7       6      20
                                       ------- ------- ------- -------
   Net income (loss)                  $  (470)$   306 $  (553)$   (64)
                                       ======= ======= ======= =======

Net income (loss) per share:
 Basic                                $ (0.02)$  0.01 $ (0.03)$ (0.00)
 Dilutive                             $ (0.02)$  0.01 $ (0.03)$ (0.00)
Shares used in computing net income (loss) per
 share:
 Basic                                 21,596  21,072  21,471  20,866
 Dilutive                              21,596  21,724  21,471  20,866


    CONTACT: Unify Corporation
             Deb Thornton, 916-928-6379
             deb@unify.com
             www.unify.com